EXHIBIT 10.1

January 21, 2005

Mr. Randall B. Riggs

2011 Lambert Cove

Birmingham, Alabama 35242

Dear Randy:

This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment by BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst” or the “Company”).

The terms and conditions of your employment are as follows:

1.             Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs Mr. Randall B. Riggs (“you” or “Employee”), and you hereby accept such employment commencing on or before March 1, 2005. You shall be employed to serve as BioCryst’s primary executive officer in charge of commercialization of the products of its research developments, reporting to the chief executive officer of BioCryst. You shall have the title of Vice President, Business Development. You shall devote your full business time and energies to the Company, and shall not engage in any other business activity that would interfere with, or prevent you from carrying out, your duties and responsibilities under this Agreement. You will be considered an executive officer of the Company subject to the provisions of Section 16 of the Securities Exchange Act of 1934 relating to insider trading.

2.	Basic Full-Time Compensation and Benefits.

(a)       (i)      As base salary for services rendered under this Agreement, you shall be entitled to receive from BioCryst, for the term of your full-time employment under this Agreement, an aggregate base salary of $255,000 per year which remuneration shall be payable in equal semi-monthly installments on the 15th and last business days of each month during the term of this Agreement. This base salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.

(b)       In addition to the compensation set forth in (a) above, you shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation, sick leave, medical and dental benefits, life and disability insurance, and participation in profit sharing or retirement plans.

3.	Stock Options.

(a)       The Company will grant you an option (the “Option”) to acquire 80,000 shares of the Company’s common stock at a price determined based on the price of the Company’s common stock on your first day of work. The Option will be granted under the Company’s existing stock option plan for employees and, except to the extent otherwise provided in this Agreement, shall be subject to the terms and provisions thereof.

(b)       The parties intend for the Option to qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Section 422”) to the fullest extent possible. The parties understand that the portion of the Option, together with the portion of any other incentive stock option granted by BioCryst and its parent and subsidiary corporations, if any, which may become exercisable in any year in excess of an aggregate of $100,000 fair market value, determined as of the date the Option or such other option, as the case may be, was granted, may not be treated as an incentive stock option under Section 422.

(c)      The Option may be exercised and the common stock to be purchased pursuant thereto may be purchased by you as a result of such exercise only within the periods allowed under and otherwise in accordance with the Company’s policies regarding trading in its securities by employees and executive officers.

(d)      The Option shall be 25% exercisable one year after the date it is granted, and the remaining seventy-five percent (75%) shall vest and become exercisable at the rate of 1/48th per month, commencing with the thirteenth (13th) month after the date such Option is granted, and continuing to vest for the succeeding months until fully vested and exercisable.

(e)      In no event shall the period for exercising the Option exceed ten (10) years from the date the Option is granted.

4.             Term of Employment. This offer is contingent upon confirmation of the education and experience information you have provided us. Your employment with BioCryst is for all purposes “at will,” and this letter does not constitute an employment contract. Instead, it sets forth the initial terms of your employment with BioCryst.

5.	Confidentiality.

(a)       Confidentiality. Except as the Company may otherwise consent in writing, or except as may be required by a court of competent jurisdiction or by proceedings therein, you shall not publish or otherwise disclose, disseminate or (other than for the benefit of the Company) make use of either during or subsequent to the time period of this Agreement, any information, knowledge or data of the Company or of its subsidiaries or affiliated companies or of its customers relating to customer lists, devices, techniques, plans, methods, trade secrets, know-how, inventions, discoveries, formulas, processes, machines and the selection, utilization and maintenance thereof, compositions, or business or financial plans or reports, or other matters which are of a secret or confidential nature. For purposes of this Agreement the terms “secret” and “confidential” are used in the ordinary sense and do not refer to official security classifications of any government or any agency thereof.

(b)    Equitable Remedies. You acknowledge and recognize that a violation of this paragraph 6 by you may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. You agree that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by you, and to enjoin you from engaging in any activity in violation hereof.

6.             Company Policies. Except as expressly set forth in this Agreement, your employment will be subject to all policies and procedures to which employees of the Company are generally subject.

7.	Miscellaneous.

(a)    Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to your employment by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(b)    Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(c)    Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(d)    Taxes. All amounts to be paid to you hereunder are in the nature of compensation for your employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(e)    Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.

If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

By:/s/Charles E. Bugg
Its: Chairman and Chief Executive Officer

Address:

2190 Parkway Lake Drive
Birmingham, Alabama 35244

AGREED AND ACCEPTED as of this 1st day of February, 2005.

/s/ Randall B. Riggs
Randall B. Riggs

Address:

2011 Lambert Cove
Birmingham, Alabama 35242